Exhibit 99.1

Biote Announces $60 Million Agreement to Repurchase 8.3 Million Shares and Cancel Approximately 4.0 Million Earnout Shares

IRVING, TX – June 20, 2024 – biote Corp. (NASDAQ: BTMD) (“Biote” or the “Company”), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced it has signed a binding term sheet with Marci M. Donovitz, stockholder of Biote, to resolve litigation (“Donovitz Litigation”). For $60 million in the aggregate, Biote will repurchase all of the approximately 8.3 million of the Paired Interests and/or Class A Shares, as applicable, owned by Ms. Donovitz and will release and cancel all of the approximately 4.0 million Paired Interests subject to contractual earnout provisions (“earnout shares”) owned by Ms. Donovitz for no additional monetary consideration. Biote intends to fund the repurchases in accordance with its existing capital allocation strategy.

The settlement agreement to be entered into between Biote and Ms. Donovitz will include (i) a customary mutual release of all claims arising out of or relating to the Donovitz Litigation; (ii) the negotiation of and entry into a voting agreement with customary terms acceptable to the Company; and (iii) the acceleration of the purchase schedule in the event of a change of control. The settlement agreement is expected to include customary representations, warranties and agreements by the parties in addition to the terms described above.

Terry Weber, Biote Chief Executive Officer, commented, “We are pleased to reach an agreement with Ms. Donovitz that enables us to repurchase approximately 8.3 million of our outstanding shares and cancel approximately 4.0 million earnout shares. Through this agreement and our agreement with Dr. Gary S. Donovitz, Biote is repurchasing a total of 26.7 million shares and cancelling a total of approximately 8.0 million earnout shares for no additional consideration. These repurchases are consistent with our capital allocation strategy and our efforts to build long-term shareholder value. We continue to focus on driving profitable growth as we establish Biote as a leader in evidence-based therapeutic wellness.”

Bob Peterson, Biote Chief Financial Officer, said, “This agreement represents an advantageous use of capital that we believe will contribute to long-term shareholder value. We view the aggregate price of this transaction to be attractive when considering the present value of the repurchases and the benefit of eliminating earnout shares.”

Under the terms of the settlement, Biote will repurchase any and all of the Class A common units of Biote Holdings, LLC (“Holdings Units”), shares of Class V common stock of the Company (“Class V Shares” and together with the Holdings Units, “Paired Interests”) and shares of Class A common stock of the Company (“Class A Shares”) currently beneficially owned by Ms. Donovitz.

The repurchases of Paired Interests or Class A Shares, at an average price of $7.23 per share, will occur over the following three-year schedule:

(i)	Approximately 4.1 million Paired Interests (or Class A Shares, if applicable) will be repurchased for $30.0 million on or before June 28, 2024 (the “Closing Date”);

(ii)	Approximately 1.4 million Paired Interests will be repurchased for $10.0 million on or before the 12-month anniversary of the Closing Date;

(iii)	Approximately 1.4 million Paired Interests will be repurchased for $10.0 million on or before the 24-month anniversary of the Closing Date; and

(iv)	Approximately 1.4 million Paired Interests will be repurchased for $10.0 million on or before the 36-month anniversary of the Closing Date.

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Contacts

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com